EXHIBIT 10.1
August 18, 2023

Gregg Brummer

Dear Gregg,

Congratulations! I am very pleased to promote you to the position of Executive Vice President, Chief Operating Officer with Republic Services, Inc. (“Company” or “Republic”), reporting directly to me, or other individuals as the Company may direct. If you accept this offer, your promotion will be effective August 18, 2023 (“Effective Date”), or as mutually agreed.

This letter sets forth the terms and conditions of our offer and highlights the basic components of your compensation. It is not intended to be a comprehensive description of all benefits available to you or to provide the details of the plans that govern the administration of compensation, equity, and benefits, as our offerings change periodically.

You will be eligible for the following:

Base Salary: Your Base Salary will be $630,000 annually, subject to applicable deductions and withholdings.

Annual Cash Incentive: You will continue to be eligible to participate in the Company’s Executive Incentive Plan (“EIP”) or any successor or similar plan maintained by the Company for the benefit of similarly-situated employees, subject to the terms and conditions of such plans and at the discretion of and subject to approval by the Talent & Compensation Committee (the “Committee”) of the Company’s Board of Directors. It is anticipated that the Committee will approve, under the annual award provisions of the current EIP, a target annual cash incentive award for you equal to 85% of your base salary, but this target award is subject to change at the discretion of the Company. The calculation of your 2023 annual incentive will be prorated based on your base salary and target percentage as in effect prior to and after the Effective Date. Thereafter, the Committee will determine and approve your future annual award incentives as a component of your overall compensation.

Equity-Based Awards: You will continue to be eligible to participate in the Company’s 2021 Stock Incentive Plan (“Stock Plan”), or any successor or similar plan maintained by the Company for the benefit of similarly-situated employees, subject to the terms and conditions of such plans and the applicable award agreements. All awards under the Stock Plan are at the discretion of and subject to approval by the Committee or any authorized designee of the Committee.

It is anticipated that the Committee will approve a Restricted Stock Unit award with a grant date fair value of $300,000. The Restricted Stock Unit award vests in 25% increments on each anniversary of the grant date beginning on the first anniversary of the grant date, contingent upon your continued employment.

Thereafter, the Committee will determine and approve your future long-term award incentives as a component of your overall compensation.

Stock Ownership Guidelines: As Executive Vice President, Chief Operating Officer, you are expected to obtain within five years and thereafter maintain ownership of Republic common stock having the minimum value equal to three (3) times Base Salary or such other amount as set from time to time by the Company. As a newly-promoted employee, you will have five years from the Effective Date to reach this level of stock ownership.

Deferred Compensation Plan: As an Executive Vice President, you will continue to be eligible to participate in Republic’s Deferred Compensation Plan (“DCP”), including eligibility to receive discretionary contributions that may be made at the discretion of the Committee. For 2024, it is anticipated that the Committee will approve a discretionary contribution to the DCP on your behalf in the amount of $65,000. The contributions are subject to all vesting and other provisions of the DCP.

Paid Time Off: Paid Time Off will continue to be accrued and used in accordance with the PTO policy applicable to similarly-situated employees. You will not be entitled to a payout of accrued but unused PTO when your employment ends for any reason (unless required by law).

Benefits: You will continue to be eligible to participate in all other benefit plans that the Company makes available to similarly-situated employees, including the Company’s 401(k) plan, medical, dental, vision, life insurance, short- and long-term disability plans.

Executive Separation Policy: Should your employment with the Company terminate at any time in the future while you are employed in the position of Executive Vice President, Chief Operating Officer, your eligibility for separation benefits will be governed by the Company’s then applicable Executive Separation Policy. A copy of the current Executive Separation Policy is enclosed.

Other Terms and Conditions

As a condition of your ongoing employment, you are required to sign a new Non-Competition, Non-Solicitation, Confidentiality, and Arbitration Agreement, which is enclosed with this offer.

While we hope that you will continue to have a long, successful, and rewarding career with Republic, this offer is for “at will” employment, and either you or the Company may terminate your employment at any time and for any reason.

We are excited to promote you into this key role and I look forward to continuing to work with you. As always, please contact me if you have questions.

Sincerely,

/s/ JON VANDER ARK
_____________________

Jon Vander Ark
President and Chief Executive Officer

/s/ GREGG BRUMMER
_____________________ _____________

Gregg Brummer Date